RED METAL RESOURCES LTD. 195 Park Avenue Thunder Bay, ON P7B 1B9 Canada

Red Metal Resources Announces Agreement to Acquire Further Claims for Farellon Property

THUNDER BAY, ON and VALLENAR, CHILE, May 27th, 2014 – Red Metal Resources Ltd. (OTCQB:RMES), a mineral exploration company with copper-gold assets in Chile, is pleased to announce that its Chilean subsidiary, Minera Polymet Limitada, (“Polymet”) has signed a memorandum of understanding to acquire the option to earn 100% interest in two mining concessions contiguous to our Farellon Property.  The two claims total 486 hectares and will add a further approximately 5 kilometres of strike length of veins along the same trend as the previously drilled vein zone on our Farellon Property.

Polymet may acquire 100% of the mining concessions by paying a total of US$300,000 in a mixture of shares and cash over four years.  The vendor will retain a 1.5% NSR on the two claims and Polymet will have the right to purchase 100% of the NSR for a one-time payment of US$1,500,000 an any time after acquiring 100% of the property.

The payment schedule for the option agreement is as follows:

1.

The amount of 50,000 USD together or the equivalent in common shares of Red Metal Resources upon execution of the Option Agreement;

2.

The amount of 50,000 USD together or the equivalent in common shares of Red Metal Resources within the term of 12 months counted as of the date of execution of the Option Agreement;

3.

The amount of 50,000 USD together or the equivalent in common shares of Red Metal Resources within the term of 24 months counted as of the date of execution of the Option Agreement;

4.

The amount of 50,000 USD together or the equivalent in common shares of Red Metal Resources within the term of 36 months counted as of the date of execution of the Option Agreement;

5.

The amount of 100,000 USD within the term of 48 months counted as of the date of execution of the Option Agreement.

The Farellon property presently consists of seven mining and exploration concessions totaling 1,053 hectares, the new property will consiste of nine mining and exploration concessions totaling 1,539 in the Carrizal Alto mining district located approximately 75 kilometers northwest of the city of Vallenar, 150 kilometers south of Copiapo and 20 kilometers west of the Pan American Highway.  The property is easily accessible year round by dirt roads that crisscross the property and is located close to power, water and a major urban centre, Copiapo, with a readily available mining workforce

Caitlin Jeffs, P.Geo., President & CEO of Red Metal stated, “We are very excited to be adding this key piece of ground to our Farellon Project and believe the potential of the property is equal to the previously explored ground on the Farellon Property .”

RED METAL RESOURCES LTD. 195 Park Avenue Thunder Bay, ON P7B 1B9 Canada

Caitlin Jeffs, P. Geo., President & CEO of Red Metal, the project’s Qualified Person as defined in NI 43-101, has reviewed and approved the contents of this news release.

About Red Metal Resources Ltd.

Red Metal Resources is a mineral exploration company focused on aggressive growth through acquiring, exploring and developing copper-gold assets in Chile. Our projects are located in the prolific Candelaria iron oxide copper-gold (IOCG) belt of Chile’s coastal Cordillera, host to Freeport-McMoRan’s Candelaria Mine and Anglo American’s Mantoverde Mine. Red Metal is a fully reporting US public company quoted on the OTCQB under the symbol RMES. For more information, visit www.redmetalresources.com.

Except for the statements of historical fact, the information contained herein is of a forward-looking nature. Such forward-looking information involves known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievement of the company to be materially different from any future results, performance or achievements expressed or implied by statements containing forward-looking information. Accordingly, you should not place undue reliance on statements containing forward looking information. The U.S. Securities and Exchange Commission permits mining companies, in their filings with the SEC, to disclose only those mineral deposits that a company can economically and legally extract or produce. We may use certain terms in our press releases, such as "measured," "indicated," and "inferred" resources, which the SEC guidelines generally prohibit companies from including in their filings with the SEC. Investors are urged to consider closely the disclosure in our Form 10-K, which may be obtained from us, or from the SEC website.

Contact:

Red Metal Resources Ltd.	Scott Rose
Caitlin Jeffs, P.Geo, CEO	Corporate Communications
807.345.7384	invest@redmetalresources.com
invest@redmetalresources.com	T: 1.866.907.5403
www.redmetalresources.com